Exhibit 99.1

TREE.COM REPORTS FOURTH QUARTER 2011 FINANCIAL RESULTS

CHARLOTTE, N.C., February 24, 2012 — Tree.com, Inc. (NASDAQ: TREE) today announced for the quarter ended December 31, 2011, a net loss of $1.1 million, or $0.10 per share, which includes an impairment charge of $5.6 million, and adjusted EBITDA of $6.2 million.  Revenue in the fourth quarter was $10.7 million. As a result of the pending sale of substantially all of the operating assets of Tree.com’s Home Loan Center subsidiary to Discover Financial Services (NYSE: DFS), revenue and other results of the LendingTree Loans business are shown as discontinued operations for all periods reported.

Doug Lebda, Chairman and CEO of Tree.com stated, “I am very pleased with our results. The strides we made in marketing throughout 2011 paid significant dividends in the fourth quarter. We were able to reduce marketing expense significantly and thus marketing expense as a percentage of revenue was the lowest level we’ve seen since the second quarter of 2009. And, in our LendingTree Loans business, continued low interest rates enabled us to generate substantial returns. Looking ahead to 2012, we’re confident in our market position and we are issuing guidance for 2012.”

New Non-GAAP Adjusted Exchanges Results

Because Tree.com’s accounting policies do not recognize revenue for leads generated by the Exchanges business that are provided to LendingTree Loans, the Company is providing new metrics designed to give investors a view into what the results might have been if the Company did not operate LendingTree Loans. We will continue to report these metrics for future periods pending the sale of assets of Home Loan Center.

Tree.com 2011 Exchanges Metrics (1)

$s in millions

	Q1		Q2		Q3		Q4
	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage (2)	$10.0	$20.0	$12.4	$20.2	$9.2	$15.6	$6.8	$14.1
Non Mortgage	$3.9	$3.9	$4.5	$4.5	$3.9	$3.9	$3.9	$3.9
Total Exchanges revenue	$13.9	$23.9	$16.9	$24.7	$13.1	$19.5	$10.7	$18.0
Non Mortgage %	28%	16%	27%	18%	30%	20%	36%	22%

Selling and marketing expense
Exchanges marketing expense (3)	$14.6	$20.0	$13.8	$18.4	$7.5	$10.8	$6.2	$8.5
Other Marketing	$0.9	$0.9	$1.4	$1.4	$1.0	$1.0	$1.2	$1.2
Selling and marketing expense	$15.5	$20.9	$15.2	$19.8	$8.5	$11.8	$7.4	$9.7

Variable marketing margin (4)	$(0.6)	$3.9	$3.1	$6.3	$5.6	$8.8	$4.4	$9.5
Variable marketing margin % of revenue	-5%	16%	18%	26%	43%	45%	42%	53%

Net Income from Continuing Operations	$(16.1)	N/A	$(8.1)	N/A	$(3.7)	N/A	$(8.2)	N/A

Adjusted Exchanges EBITDA (5)	N/A	$(4.2)	N/A	$(2.3)	N/A	$2.3	N/A	$3.3
Adjusted EBITDA % of revenue	N/A	-18%	N/A	-9%	N/A	12%	N/A	18%

(1)  Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted Exchanges EBITDA, and adjusted EBITDA % of revenue are non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and Tree.com’s Principles of Financial Reporting” below for more information on these non-GAAP measures.

(2)  Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to LendingTree Loans assuming sale prices for such leads equalled sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  Please see  “Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3)  Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.  This metric excludes overhead, fixed costs, and personnel-related expenses.

(4)  Variable marketing margin is defined as total Exchanges revenue minus Exchanges marketing expense

(5)  Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to LendingTree Loans, minus Exchanges selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.

Full Year 2012 Guidance

“We are entering 2012 with momentum and focus. Marketing has gained significant efficiencies in recent quarters, our fixed costs are in line, and we are projecting positive adjusted Exchanges EBITDA for 2012,” said Tree.com SVP of Financial Planning & Analysis, Tamara Kotronis.  “We believe the second half of 2011 is indicative of the current interest rate environment; therefore, we are issuing guidance of net income from continuing operations of $3-$4 million and adjusted Exchanges EBITDA of $8-$12 million.”

Additionally, the Company is projecting a cash balance after the close of the sale of the Home Loan Center Assets and wind-down of the remaining business of approximately $50 million.  This estimate is subject to uncertainties including the timing of closing, the Company’s results of operations through closing, litigation-related payments, the effects of restructuring, unplanned capital expenditures, proceeds from sale of loans held for sale and related derivative positions, and changes in loan loss reserves, any of which may cause the actual cash balance to be substantially different.

Other Tree.com Summary Financial Results

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q4 2011	Q3 2011	% Change	Q4 2010	% Change
Revenue
From Continuing Ops	$10.7	$13.1	(19)%	$11.9	(10)%
From Discontinued Ops	$37.2	$37.6	(1)%	$39.3	(5)%
Total Revenue	$47.9	$50.7	(6)%	$51.2	(6)%

Adjusted EBITDA *
From Continuing Ops	$(1.4)	$(0.5)	(174)%	$(6.7)	79%
From Discontinued Ops	$7.6	$9.6	(21)%	$7.3	4%
Total Adjusted EBITDA	$6.2	$9.1	(32)%	$0.6	914%

EBITDA *
From Continuing Ops	$(8.8)	$(2.2)	(308)%	$(8.8)	1%
From Discontinued Ops	$7.5	$9.0	(17)%	$(3.4)	NM
Total EBITDA	$(1.3)	$6.8	NM	$(12.2)	89%

Net Income/(Loss)
Net Loss from Continuing Ops	$(8.2)	$(3.7)	(122)%	$(8.4)	2%
Net Income/(Loss) from Discontinued Ops	$7.1	$16.3	(57)%	$(4.1)	NM
Net Income/(Loss)	$(1.1)	$12.6	NM	$(12.5)	91%

Net Income/(Loss) Per Share	$(0.10)	$1.14	NM	$(1.12)	91%
Diluted Net Income/(Loss) Per Share	$(0.10)	$1.13	NM	$(1.12)	91%

From Continuing Operations:
Net Loss Per Share	$(0.74)	$(0.33)	(122)%	$(0.75)	2%
Diluted Net Loss Per Share	$(0.74)	$(0.33)	(122)%	$(0.75)	2%

NM = Not Meaningful

* EBITDA and Adjusted EBITDA are Non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on Adjusted EBITDA

Fourth Quarter 2011 Highlights

Continuing Operations

•                  Fourth quarter revenue was $10.7 million, down $2.4 million, or 19%, from the third quarter 2011, and down $1.2 million, or 10%, from fourth quarter 2010. The reduction quarter-over-quarter was driven by lower mortgage revenue, as interest rates were generally lower in the fourth quarter leading to lower lender demand for leads.  The Company also provided a greater percentage of the Exchanges mortgage lead volume to LendingTree Loans in the fourth quarter compared to the third quarter, resulting in lower reported revenue.

•                  Net loss from continuing operations was $8.2 million in the fourth quarter 2011, representing a $4.5 million decline from the third quarter 2011 and a $0.2 million improvement from the fourth quarter 2010.  The net loss in the quarter includes a $5.6 million impairment of intangible assets.

•                  Adjusted EBITDA in the fourth quarter was a loss of $1.4 million, a decline from the $0.5 million Adjusted EBITDA loss in the prior quarter, but a $5.3 million improvement compared to fourth quarter 2010.  The quarter-over-quarter decline was the result of lower revenue which was partially offset by $1.1 million lower marketing expense.  The year-over-year improvement was driven primarily by $3.7 million lower marketing expense.   In a lower interest rate environment, the Company is generally able to lower marketing expense for customer acquisition.

•                  Adjusted Exchanges revenue was down 8% in the fourth quarter compared to the prior quarter, primarily attributable to lower mortgage revenue reflecting lower lender demand due to lower interest rates.

•                  Adjusted Exchanges variable marketing margin % increased to 53% in the fourth quarter, from 45% in the third quarter, reflecting lower adjusted Exchanges variable marketing expense.

Discontinued Operations

•                  Net income from discontinued operations was $7.1 million in the fourth quarter 2011.

•                  Adjusted EBITDA from discontinued operations in the fourth quarter was $7.5 million, down $2.0 million from the third quarter 2011, but up slightly, $0.3 million, over the fourth quarter 2010.  The decline from the prior quarter was driven by a $2.6 million increase in cost of revenue at LendingTree Loans.  Looking year-over-year, Adjusted EBITDA from discontinued operations was influenced by lower Real Estate revenue and a $2.0 million increase in cost of revenue compared to the fourth quarter 2010, which were slightly more than offset by $3.7 million lower marketing expense.

•                  As of December 31, 2011, LendingTree Loans had three committed lines of credit totaling $275.0 million of borrowing capacity. In January 2012, one of the committed lines for $50.0 million expired, bringing total committed capacity down to $225.0 million. However, a new uncommitted line for $100.0 million was also added in January 2012, bringing total funding capacity to $325.0 million.

•                  The loans held for sale and warehouse lines of credit balances as of December 31, 2011 were $217.5 million and $197.7 million, respectively.

Liquidity and Capital Resources

As of December 31, 2011, Tree.com had $45.5 million in unrestricted cash and cash equivalents, compared to $10.3 million as of September 30, 2011.  During the fourth quarter and for the twelve months of 2011, Tree.com did not purchase any shares under its previously announced $10 million share repurchase program.  The program began in February 2010 and has approximately $4.3 million of share repurchase authorization remaining.

Update on Sale of Home Loan Center Assets

On February 7, 2012, Tree.com and its Home Loan Center subsidiary entered into an amendment to the asset purchase agreement related to the sale of substantially all of the operating assets of Home Loan Center to Discover Financial Services. Under the amended terms, while the total purchase price remains $55.9 million, the payment timing of the deferred portion of the purchase price is accelerated so that $45.9 million will be due at closing and $10 million will be due on the first anniversary of closing.  To date, Discover has made a total of $5 million in extension payments.  A purchase price payment of $3 million will be due on March 7, 2012, regardless of whether or not the transaction has closed.  These $8 million in pre-closing payments will be credited against the purchase price due at closing, so Discover will pay a net of $37.9 million at closing.  The closing and all future payments described above are subject to certain conditions being satisfied.

Discover has exercised its extension rights under the original agreement to extend the date on which Home Loan Center or Discover can terminate the agreement if closing has not occurred to March 7, 2012.  Under the amendment, Discover may further extend the end date to July 6, 2012 without further extension payments, subject to certain conditions.  Tree.com anticipates closing to occur by mid-year 2012.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing fourth quarter financial results and certain other matters described herein today at 11:00 a.m. Eastern Time (ET).  The live audio cast is open to the public at http://investor-relations.tree.com/.

Conference call
Dial in #:  888-466-4518

719-325-2196 outside the United States/Canada

To listen to a replay of the call
Toll free #: 888-203-1112

719-457-0820 from outside the United States/Canada
Replay Passcode: 5733742

Replay will be available beginning at 1:00 p.m. Eastern Time on Friday, February 24 until 11:59 p.m. on Friday, March 16, 2012.

QUARTERLY FINANCIALS —

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except per share amounts)
Revenue	$10,666	$11,905	$54,617	$59,918
Cost of revenue (exclusive of depreciation shown separately below)	604	1,326	4,133	4,980
Gross margin	10,062	10,579	50,484	54,938
Operating expenses
Selling and marketing expense	7,416	11,161	46,662	50,061
General and administrative expense	4,693	5,855	19,751	24,522
Product development	526	933	3,203	3,488
Litigation settlements and contingencies	525	861	5,732	963
Restructuring expense	90	62	1,080	2,780
Amortization of intangibles	104	311	891	1,232
Depreciation	1,346	920	5,023	3,216
Asset impairments	5,600	539	5,850	540
Total operating expenses	20,300	20,642	88,192	86,802
Operating loss	(10,238)	(10,063)	(37,708)	(31,864)
Other income (expense)
Interest income	—	—	—	8
Interest expense	(102)	(78)	(368)	(472)
Total other expense, net	(102)	(78)	(368)	(464)
Loss before income taxes	(10,340)	(10,141)	(38,076)	(32,328)
Income tax benefit	2,155	1,786	2,038	936
Net loss from continuing operations	(8,185)	(8,355)	(36,038)	(31,392)
Gain from sale of discontinued operations, net of tax	—	—	7,752	—
Income (loss) from operations of discontinued operations, net of tax	7,063	(4,104)	(17,552)	13,807
Income (loss) from discontinued operations	7,063	(4,104)	(9,800)	13,807
Net loss available to common shareholders	$(1,122)	$(12,459)	$(45,838)	$(17,585)
Weighted average common shares outstanding	11,045	11,076	10,995	11,014
Weighted average diluted shares outstanding	11,045	11,076	10,995	11,014
Net loss per share from continuing operations
Basic	$(0.74)	$(0.75)	$(3.28)	$(2.85)
Diluted	$(0.74)	$(0.75)	$(3.28)	$(2.85)
Net loss per share available to common shareholders
Basic	$(0.10)	$(1.12)	$(4.17)	$(1.60)
Diluted	$(0.10)	$(1.12)	$(4.17)	$(1.60)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$45,541	$68,819
Restricted cash and cash equivalents	12,451	8,155
Accounts receivable, net of allowance of $86 and $131, respectively	5,474	3,564
Prepaid and other current assets	1,060	1,043
Current assets of discontinued operations	232,425	130,701
Total current assets	296,951	212,282
Property and equipment, net	8,375	7,598
Goodwill	3,632	3,632
Intangible assets, net	34,589	41,319
Other non-current assets	245	116
Non-current assets of discontinued operations	9,740	17,855
Total assets	$353,532	$282,802
LIABILITIES:
Accounts payable, trade	$9,072	$6,562
Deferred revenue	176	312
Deferred income taxes	5,434	2,358
Accrued expenses and other current liabilities	16,712	23,881
Current liabilities of discontinued operations	230,205	118,220
Total current liabilities	261,599	151,333
Income taxes payable	7	96
Other long-term liabilities	4,070	3,168
Deferred income taxes	9,063	13,962
Non-current liabilities of discontinued operations	19,657	12,422
Total liabilities	294,396	180,981
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,169,226 and 11,893,468 shares, respectively, and outstanding 11,045,965 and 10,770,207 shares, respectively	121	118
Additional paid-in capital	911,987	908,837
Accumulated deficit	(844,440)	(798,602)
Treasury stock 1,123,261 shares	(8,532)	(8,532)
Total shareholders’ equity	59,136	101,821
Total liabilities and shareholders’ equity	$353,532	$282,802

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(45,838)	$(17,585)
Less (income) loss from discontinued operations, net of tax	9,800	(13,807)
Net loss from continuing operations	(36,038)	(31,392)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities attributable to continuing operations:
Loss on disposal of fixed assets	311	85
Amortization of intangibles	891	1,232
Depreciation	5,023	3,216
Intangible impairment	5,850	540
Non-cash compensation expense	3,777	3,104
Non-cash restructuring expense	—	93
Deferred income taxes	(1,823)	(1,270)
Bad debt expense	32	10
Changes in current assets and liabilities:
Accounts receivable	(1,941)	2,457
Prepaid and other current assets	(148)	225
Accounts payable and other current liabilities	(4,439)	(11,394)
Income taxes payable	(309)	(278)
Deferred revenue	(136)	(64)
Other, net	898	1,684
Net cash used in operating activities attributable to continuing operations	(28,052)	(31,752)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(6,110)	(5,123)
Acquisitions	—	(250)
Other, net	(1,981)	2,193
Net cash used in investing activities attributable to continuing operations	(8,091)	(3,180)
Cash flows from financing activities attributable to continuing operations:
Issuance of common stock, net of withholding taxes	(962)	(570)
Purchase of treasury stock	—	(8,532)
Increase in restricted cash	(2,325)	(50)
Net cash used in financing activities attributable to continuing operations	(3,287)	(9,152)
Total cash used in continuing operations	(39,430)	(44,084)
Net cash provided by (used in) operating activities attributable to discontinued operations	(71,473)	6,771
Net cash used in investing activities attributable to discontinued operations	(9,411)	(2,103)
Net cash provided by financing activities attributable to discontinued operations	97,036	22,142
Total cash provided by discontinued operations	16,152	26,810
Net decrease in cash and cash equivalents	(23,278)	(17,274)
Cash and cash equivalents at beginning of period	68,819	86,093
Cash and cash equivalents at end of period	$45,541	$68,819

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net income (loss) for both continuing operations and discontinued operations..  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
	(Dollars in thousands)
Adjusted EBITDA from continuing operations	$(8,414)	$(5,336)	$(521)	$(1,425)	$(15,696)
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(307)	(267)	(213)	(104)	(891)
Depreciation	(1,059)	(1,225)	(1,393)	(1,346)	(5,023)
Restructuring expense	(94)	(398)	(498)	(90)	(1,080)
Asset impairments	—	(250)	—	(5,600)	(5,850)
Loss on disposal of assets	—	(111)	(99)	(101)	(311)
Non-cash compensation	(1,120)	(788)	(824)	(1,045)	(3,777)
Litigation settlements and contingencies	(4,749)	(246)	(212)	(525)	(5,732)
Post acquisition adjustments	—	652	—	—	652
Other expense, net	(80)	(76)	(110)	(102)	(368)
Income tax (expense) benefit	(265)	(37)	185	2,155	2,038
Gain from sale of discontinued operations	—	—	—	—	—
Net loss from continuing operations	$(16,088)	$(8,082)	$(3,685)	$(8,183)	$(36,038)

Adjusted EBITDA from discontinued operations	$(7,497)	$(5,150)	$9,584	$7,593	$4,530
Adjustments to reconcile to net income (loss) from discontinued operations:
Amortization of intangibles	—	(71)	(44)	(44)	(159)
Depreciation	(595)	(589)	(394)	(377)	(1,955)
Restructuring expense	(2,158)	(3,906)	(509)	6	(6,567)
Asset impairments	(12,974)	—	—	—	(12,974)
Loss on disposal of assets	—	—	(27)	(35)	(62)
Non-cash compensation	(181)	(5)	(75)	(77)	(338)
Litigation settlements and contingencies	(2)	(15)	(4)	(6)	(27)
Post acquisition adjustments	—	—	—	—	—
Other expense, net	—	—	—	—	—
Income tax benefit	—	—	—	—	—
Gain from sale of discontinued operations	—	—	7,752	—	7,752
Net income (loss) from discontinued operations	$(23,407)	$(9,736)	$16,283	$7,060	$(9,800)

Adjusted EBITDA from continuing operations per above	$(8,414)	$(5,336)	$(521)	$(1,425)	$(15,696)
Adjusted EBITDA from discontinued operations per above	(7,497)	(5,150)	9,584	7,593	4,530
Total Adjusted EBITDA	(15,911)	(10,486)	9,063	6,168	(11,166)
Adjustments to reconcile to net income (loss):
Amortization of intangibles	(307)	(338)	(257)	(148)	(1,050)
Depreciation	(1,654)	(1,814)	(1,787)	(1,723)	(6,978)
Restructuring expense	(2,252)	(4,304)	(1,007)	(84)	(7,647)
Asset impairments	(12,974)	(250)	—	(5,600)	(18,824)
Loss on disposal of assets	—	(111)	(126)	(136)	(373)
Non-cash compensation	(1,301)	(793)	(899)	(1,122)	(4,115)
Litigation settlements and contingencies	(4,751)	(261)	(216)	(531)	(5,759)
Post acquisition adjustments	—	652	—	—	652
Other expense, net	(80)	(76)	(110)	(102)	(368)
Income tax (expense) benefit	(265)	(37)	185	2,155	2,038
Gain from sale of discontinued operations	—	—	7,752	—	7,752
Net income (loss)	$(39,495)	$(17,818)	$12,598	$(1,123)	$(45,838)

Below is a reconciliation of revenue to adjusted Exchanges revenue, selling and marketing expense to adjusted Exchanges marketing expense, and Adjusted EBITDA from continuing operations (reconciled to operating loss in table above) to Adjusted Exchanges Adjusted EBITDA.  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Qtr 1	Qtr 2	Qtr 3	Qtr 4
(Dollars in thousands)	2011	2011	2011	2011

Revenue - Continuing Operations	$13,919	$16,931	$13,101	$10,666

Non-Mortgage Revenue	3,896	4,514	3,898	3,883
Mortgage Exchanges Revenue	10,023	12,417	9,203	6,783
Adjustment: Hypothetical Revenue for leads sent to LTL	9,972	7,780	6,429	7,343
Adjusted Mortgage Exchange Revenue	$19,995	$20,197	$15,632	$14,126

Total adjusted Exchanges revenue	$23,892	$24,711	$19,531	$18,009

Selling and Marketing Expense - Continuing Operations	$15,529	$15,242	$8,475	$7,415

Other Marketing	963	1,385	1,017	1,194
Exchanges Marketing	14,566	13,857	7,458	6,221
Adjustment: Shared Marketing absorbed in Continuing Ops	5,416	4,534	3,288	2,258
Adjusted Exchanges marketing expense	$19,982	$18,391	$10,746	$8,479

Adjusted EBITDA - Continuing Ops *	$(8,414)	$(5,336)	$(521)	$(1,427)

Adjustment: Combined revenue and marketing	4,556	3,246	3,141	5,085
Adjustment: shared comp costs absorbed in Continuing Ops	(355)	(241)	(287)	(383)
Adjusted Exchanges EBITDA-	$(4,213)	$(2,331)	$2,333	$3,275

*  See reconciliation in prior table.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin $, variable marketing margin % of revenue, adjusted Exchanges EBITDA, and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates the performance of its businesses, on which its marketing expenditures are based and in the case of Adjusted EBITDA and Variable Marketing Margin $ by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure set forth above.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted

EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to LendingTree Loans assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are the most reasonable assumptions to facilitate the purpose of this metric — to give investors a view into what the result might have been if the Company did not operate LendingTree Loans — and the Company used the same assumptions to evaluate the performance of its business beginning in the third quarter of 2011.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric and the other non-GAAP measures discussed below that include this metric in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.   There can be no assurance that this metric and the other non-GAAP measures discussed below that include this metric will be indicative of actual results of operations following the sale of the Home Loan Center assets.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.  This metric excludes overhead, fixed costs, and personnel-related expenses.

Variable marketing margin is defined as adjusted Exchanges revenue minus adjusted Exchanges marketing expense, and variable marketing margin % of revenue is defined as variable marketing margin expressed as a percentage of adjusted Exchanges revenue.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to LendingTree Loans, minus Exchanges selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.

Adjusted EBITDA % of revenue is defined as adjusted Exchanges EBITDA expressed as a percentage of adjusted Exchanges revenue.

Non-GAAP adjusted Exchange metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company will prepare and report pro forma financial information following the closing of the pending sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include uncertainties surrounding the potential sale transaction related to the assets of our LendingTree Loans business, including: the uncertainty as to the timing of the closing, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.  Other factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders, credit providers and secondary market purchasers; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010, our Quarterly Reports on Form 10-Q for the period ended March 31, 2011, June 30, 2011, September 30, 2011 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, DegreeTree.comSM, LendingTreeAutos.com, DoneRight.com and ServiceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, home services, education, auto and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com